Exhibit 99.2

FA Email

Subject: CNL Healthcare Properties Announces Estimated NAV Results

March 9, 2023

FOR BROKER-DEALER AND RIA USE ONLY.

Dear Financial Professional,

CNL Healthcare Properties filed a Form 8-K on March 9, 2023, to announce the estimated net asset value (NAV) 1 per share for its common stock as of Dec. 31, 2022.

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The company’s board of directors unanimously approved an estimated NAV per share of $6.92 as of Dec. 31, 2022, compared to $7.37 as of Dec. 31, the prior year.[1] The $0.45 per share decline represents a 6.1% decrease year-to-year. The estimated NAV is the midpoint of the range of values, $6.57 to $7.30 per share, provided by the company’s independent third-party valuation consultant, Robert A. Stanger & Co., and unanimously recommended by the board’s valuation committee, consisting solely of independent directors.

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As expected for REITs, this most recent NAV per share is lower than the prior year, generally driven by challenged and disrupted economic and transaction environments replete with persistent inflationary pressures, meaningfully higher interest rates and a tighter lending environment, as well as higher discount rates applied to future cash flows. Ultimately, the aggregate appraised value of the company’s comparable properties declined to $1.77 billion as of Dec. 31, 2022, compared to $1.85 billion for the prior.

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As explained below, the estimated NAV per share includes an adjustment for the company’s current projection of approximate property-level transaction costs and a decrease in year-over-year, same-store appraised real estate values. The projected transaction costs are estimated based on a hypothetical orderly sale of the company’s assets. The company began deducting these costs from the estimated 2017 NAV following its initiation of the exploration of strategic alternatives to provide liquidity to shareholders.

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The portfolio experienced positive occupancy and rental rate momentum throughout 2022, which resulted in increased resident fees and revenues and contributed to virtually all revenue metrics for the company’s holdings. However, the impact of inflated costs – specifically for labor and staffing, representing approximately 60% of controllable expenses at the property level – applied downward pressure on rebuilding operating margins.

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The decrease in the aggregate appraised value of the company’s 70 appraised assets (69 seniors housing properties and one parcel of land) was driven primarily by higher discount rates applied to property cash flow projections at the company’s operating (or RIDEA) assets, and higher prevailing capitalization rates applied to certain of the company’s net leased assets.

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54 properties managed under third-party agreements (RIDEA format) – experienced an average increase of 44 basis points to the discount rate used to value future cash flows using discounted cash flow (DCF) analyses. Conversely, property projections and time to reach occupancy stabilization targets remained materially the same as last year.

•	15 triple-net leased properties – total appraised values declined year-over-year due to lower contractual rent at five properties and an increase in direct capitalization rates at 13 properties.

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As a point of context, the three largest publicly traded healthcare-centric REITs[2] in the U.S. (commonly known as the Big Three) posted year-over-year declines in their per share equity value between 11.9% and 30.5%, or a weighted average decrease of 21.0%.[3] Additionally, the MSCI US REIT Index, comprised of domestic equity real estate investment trusts, was down 27.3% over the same period. These results provide important context for the REIT industry’s stock performance in 2022.

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Other than the company’s election to deduct for estimated hypothetical transaction costs, its 2022 estimated NAV was carried out specifically according to its adopted valuation policy and methodology prescribed by the Institute for Portfolio Alternatives, the leading trade association for non-listed direct investment programs.

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The estimated NAV is a snapshot in time and does not necessarily indicate the value the company or its shareholders may receive now or in the future. The estimated NAV does not include estimated liquidation costs. The NAV excludes any portfolio premium or discount per the valuation policy and the IPA’s guidelines.[4]

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This letter will be mailed to shareholders on or about March 16, 2023. A webinar will be held on March 21, 2023, at 2:30 p.m. ET for shareholders and financial professionals. Register for the webinar at cnlhealthcareproperties.com/webinar. A replay and the accompanying slide presentation will be available within 48 business hours on cnlhealthcareproperties.com.

For additional information, please read the Form 8-K filed March 9, 2023, contact your sales representative directly or call CNL Client Services at 866-650-0650, option 2.

1 The estimated NAV per share is only an estimate based on a snapshot in time and several assumptions and estimates, which can be considered inherently imprecise. The NAV is based on numerous assumptions concerning the industry, business, economic and regulatory conditions, all of which are subject to changes. Throughout the valuation process, the valuation committee, the company’s advisor, and senior management members reviewed, confirmed, and approved the processes and methodologies and their consistency with real estate industry standards and best practices.

2 Welltower (NYSE: WELL), Ventas (NYSE: VTR) and Healthpeak Properties (NYSE: PEAK).

3 Weighted based on each company’s market capitalization, driven by individual stock closing prices on Dec. 31, 2022.

4 There is no assurance that CNL Healthcare Properties’ adherence to any of the methodologies set forth in IPA Practice Guideline 2013-01 “Valuations of Publicly Registered Non-Traded REITs” satisfies applicable compliance or other requirements of the SEC, FINRA or under ERISA with respect to the preparation and disclosure of its estimated NAV per share.

FOR BROKER-DEALER AND RIA USE ONLY.

See SEC filing for complete details. This information is derived from the issuer’s public filings and does not replace or supersede any information provided therein. Forward-looking statements are based on current expectations and may be identified by words such as believes, anticipates, expects, may, could and terms of similar substance, and speak only as of the date made. Actual results could differ materially due to risks and uncertainties that are beyond the company’s ability to control or accurately predict, including the amount and timing of anticipated future distributions, estimated per share net asset value of the company’s stock and/or other matters. The company’s forward-looking statements are not guarantees of future performance. Shareholders and financial professionals should not place undue reliance on forward-looking statements.

CHP-0323-2772517-BD